EXHIBIT 15

Independent Registered Public Accounting Firm’s Acknowledgment Letter

The Shareholders and Board of Directors of
State Street Corporation

We are aware of the incorporation by reference in the Registration Statements (Form S-3 No. 333-179875, and Form S-8: Nos. 333-100001, 333-99989, 333-46678, 333-36793, 333-36409, 333-135696, 333-160171, 333-183656 and Form S-3 No. 333-200321) of State Street Corporation of our report dated August 7, 2015 relating to the unaudited condensed consolidated interim financial statements of State Street Corporation that are included in its Form 10-Q for the quarter ended June 30, 2015.

Under Rule 436(c) of the 1933 Act, our report is not part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act.

/s/ Ernst & Young LLP
Boston, Massachusetts
August 7, 2015